Exhibit 4.1.2

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

DB COMMODITY INDEX TRACKING FUND

This Amendment No. 2 (“Amendment No. 2”) to the Amended and Restated Declaration of Trust and Trust Agreement dated as of December 1, 2005 (the “Declaration of Trust”) of DB Commodity Index Tracking Fund (the “Fund”) by and among DB Commodity Services LLC (the “Managing Owner”), Wilmington Trust Company and the Unitholders, from time-to-time thereunder.

WHEREAS, the Managing Owner has deemed it advisable for the Fund to change its name to “PowerShares DB Commodity Index Tracking Fund”; and

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(b)(iii) thereof to change the name of the Fund to “PowerShares DB Commodity Index Tracking Fund”.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	The name “DB Commodity Index Tracking Fund” shall be replaced in each and every instance with “PowerShares DB Commodity Index Tracking Fund”.

2.	This Amendment No. 2 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, this Amendment No. 2 has been executed for and on behalf of the undersigned as of the 31st day of July, 2006.

DB COMMODITY SERVICES LLC, as Managing Owner

By:	/s/ Kevin Rich
	Name:	Kevin Rich
	Title:	Director and Chief Executive Officer

By:	/s/ Noam Berk
	Name:	Noam Berk
	Title:	Director and Treasurer

Acknowledged:
WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee of the Fund

By:	/s/ Joseph B. Feil
	Name:	Joseph B. Feil
	Title:	Assistant Vice President

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